Exhibit 23.2

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 2, 2004 relating to the financial statements, which appears in Family Dollar Stores, Inc.’s Annual Report on Form 10-K for the year ended August 28, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Charlotte, North Carolina

January 20, 2005